Exhibit 99.1

MALIBU BOATS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2016 RESULTS

Loudon, TN - September 7, 2016 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2016.
Highlights for the Fourth Quarter of Fiscal Year 2016

•	Net sales increased 9.8% to $66.7 million compared to the fourth quarter of fiscal year 2015.

•	Unit volume increased 2.0% to 922 boats compared to the fourth quarter of fiscal year 2015.

•	Net sales per unit increased 7.7% to $72,321 compared to the fourth quarter of fiscal year 2015, and net sales per unit in the U.S. increased 6.3% over the same period in fiscal year 2015.

•	Gross profit increased 9.5% to $17.8 million compared to the fourth quarter of fiscal year 2015.

•	Net income decreased 46.0% to $4.1 million, or $0.21 per share compared to the fourth quarter of fiscal year 2015.

•	Adjusted EBITDA increased 13.8% to $13.5 million compared to the fourth quarter of fiscal year 2015.

•	Adjusted fully distributed net income increased 12.9% to $7.3 million compared to the fourth quarter of fiscal year 2015.

•
Adjusted fully distributed net income per share increased 18.8% to $0.38 per share on a fully distributed weighted average share count of 19.3 million shares of Class A Common Stock as compared to the fourth quarter of fiscal year 2015.

Highlights for Fiscal Year 2016

•	Net sales increased 10.6% to $253.0 million compared to fiscal year 2015.

•	Unit volume increased 4.8% to 3,569 boats compared to fiscal year 2015.

•	Net sales per unit increased 5.5% to $70,878 compared to fiscal year 2015, and net sales per unit in the U.S. increased 6.8% over the same period in fiscal year 2015.

•	Gross profit increased 10.6% to $66.8 million compared to fiscal year 2015.

•	Net income decreased 12.5% to $20.3 million, or $1.01 per share, compared to fiscal year 2015.

•	Adjusted EBITDA increased 10.5% to $48.2 million compared to fiscal year 2015.

•	Adjusted fully distributed net income increased 5.0% to $25.6 million compared to fiscal year 2015.

•
Adjusted fully distributed net income per share increased 18.9% to $1.32 per share on a fully distributed weighted average share count of 19.4 million shares of Class A Common Stock as compared to fiscal year 2015.

Jack Springer, Chief Executive Officer, stated, "Fourth quarter results were solid with both our Malibu and Axis brands performing well. Malibu has continued its series of firsts with our fourth quarter being the best fourth quarter in company history based on net sales and unit volume. We have again exceeded our internal goals and projections for the year and remain pleased with the overall trends in the business. Demand for our product continues to be strong in the U.S. and Australia. Currency headwinds persist in other parts of the world,

Exhibit 99.1

diminishing demand in Canada, Europe, South America and other regions. Despite the currency headwinds, net sales for the quarter increased almost 10%. Our new product for fiscal year 2016 has performed exceptionally well, driving revenue and market share gains. Sales of the 25 LSV, M235, 20 VTX and A20 have all been strong and generated the demand we expected. The 23 LSV remains the best-selling boat in our market by a large margin and the 22 VLX remains in strong demand. Our Axis model line-up continues to grow and propel market share gains. Finishing fiscal year 2016 and entering into fiscal year 2017, channel inventories with our dealers are at near optimum levels and our prescient decision to scale back production in the fourth quarter of fiscal year 2016 has served us well."

Mr. Springer continued, "We are very excited about our product introductions for fiscal year 2017. Dealers and customers are already providing positive reviews for our completely new boats in the 22 MXZ and 24 MXZ, and we are seeing strong demand for these two new boats. Our new 21 VLX, which is nationally advertised at $79,995 is a ground-breaking new product. It is a 21 foot Wakesetter that is well appointed with features at a price that we believe no one else can match in our space. We believe this will invigorate sales from new buyers and customers who have been on the sidelines as boat prices have risen. Less than a year ago, we debuted the ultra-premium M235, which blends luxury and performance and is loaded with every technologically innovative feature we offer, and now we have introduced a new model in the 21 VLX that will appeal to a much larger customer demographic."

Exhibit 99.1

Results of Operations for the Fourth Quarter of Fiscal Year 2016

	Three months ended June 30,		Fiscal Year Ended June 30,
	2016	2015	2016	2015
	(In thousands, except unit data)
Net sales	$66,680	$60,716	$252,965	$228,621
Cost of sales	48,855	44,441	186,145	168,192
Gross profit	17,825	16,275	66,820	60,429
Operating expenses:
Selling and marketing	1,477	1,681	7,475	7,007
General and administrative	7,975	2,719	21,256	19,809
Amortization	548	551	2,185	2,463
Operating income	7,825	11,324	35,904	31,150
Other income (expense):
Other	12	—	76	1,650
Interest expense	(957)	(682)	(3,884)	(954)
Other (expense) income	(945)	(682)	(3,808)	696
Net income before provision for income taxes	6,880	10,642	32,096	31,846
Provision for income taxes	2,790	3,067	11,801	8,663
Net income	4,090	7,575	20,295	23,183
Net income attributable to non-controlling interest	486	1,923	2,253	8,522
Net income attributable to Malibu Boats, Inc.	$3,604	$5,652	$18,042	$14,661

Unit Volumes	922	904	3,569	3,404
Net Sales per Unit	$72,321	$67,164	$70,878	$67,162
Comparison of the Fourth Quarter Ended June 30, 2016 to the Fourth Quarter Ended June 30, 2015
Net sales for the three months ended June 30, 2016 increased $6.0 million, or 9.8%, to $66.7 million, compared to the three months ended June 30, 2015. Unit volume for the three months ended June 30, 2016 increased 18 units, or 2.0%, to 922 units compared to the three months ended June 30, 2015. The increase was primarily due to a demand-driven increase in our daily production rate over the same period in the prior year, bolstered by the introduction of our new models. Net sales per unit increased approximately 7.7% to $72,321 per unit for the three months ended June 30, 2016 compared to the three months ended June 30, 2015, primarily driven by year over year price increases and the mix of larger model sales such as the 25 LSV and M235, which carry a higher average selling price as well as increased demand for optional features and trailers. This increase in net sales was partially offset by increased discount activity on, among others, international sales to offset the impact of negative foreign currency fluctuations on sales prices attributable to a strengthened U.S. dollar and increased sales of our Axis brand, which carries a lower average selling price than our Malibu brand.
Cost of sales for the three months ended June 30, 2016 increased $4.4 million, or 9.9%, to $48.9 million compared to the three months ended June 30, 2015. The increase in cost of sales was primarily due to the mix of larger model sales, which have higher material content and labor hours, as well as increased sales of boat parts, and higher warranty expense attributable to the extension of our warranty coverage period effective for model year 2016.
Gross profit for the three months ended June 30, 2016 increased $1.6 million, or 9.5%, to $17.8 million compared to the three months ended June 30, 2015. The increase in gross profit resulted primarily from our mix of larger model sales and increased demand for options, trailers and boat parts. Gross margin for the three months ended June 30, 2016 decreased 10 basis points to 26.7% from 26.8% in the three months ended June 30, 2015. The

Exhibit 99.1

decrease in gross margin was driven primarily by discounting on international sales and lower margins in our Australian operations caused by the higher U.S. dollar denominated costs.
Selling and marketing expense for the three months ended June 30, 2016 decreased 12.1% to $1.5 million compared to the three months ended June 30, 2015, primarily due to the timing of sponsorship events and photo shoots. General and administrative expense increased $5.3 million, or 193.3%, to $8.0 million for the three months ended June 30, 2016 compared to three months ended June 30, 2015. The increase in general and administrative expenses is largely attributable to a one-time charge of $3.3 million related to a jury verdict rendered against us in litigation with Marine Power Holding, LLC ("Marine Power") and legal expenses attributable to ongoing MasterCraft litigation as well as higher stock compensation expense associated with share-based awards granted in the second quarter of fiscal year 2016. Amortization expense for the three months ended June 30, 2016 was flat at $0.5 million compared to the three months ended June 30, 2015.
Operating income for the three month period ended June 30, 2016 decreased to $7.8 million from operating income of $11.3 million for the three month period ended June 30, 2015. Net income in the fourth quarter of fiscal year 2016 decreased 46.0% to $4.1 million and net income margin decreased to 6.1% from 12.5% in the fourth quarter of fiscal year 2015. Adjusted EBITDA in the fourth quarter of fiscal year 2016 increased 13.8% to $13.5 million and Adjusted EBITDA margin increased to 20.3% from 19.6% in the fourth quarter of fiscal year 2015.
Comparison of the Fiscal Year Ended June 30, 2016 to the Fiscal Year Ended June 30, 2015
Net sales for fiscal year 2016 increased $24.3 million, or 10.6%, to $253.0 million, compared to fiscal year 2015. Included in net sales for fiscal years 2016 and 2015 were net sales of $20.8 million and $14.9 million, respectively, attributable to our Australian operations acquired in October 2014. Unit volume for fiscal year 2016 increased 165 units, or 4.8%, to 3,569 units compared to fiscal year 2015. Of the 165 units added, 89 units were added as a result of our Australian business and the remainder of the increase was primarily due to a demand-driven increase in our daily production rate over the prior year, bolstered by the strong demand for new, larger models such as the M235 and 25 LSV, offset by currency-driven challenges in international markets outside of Australia, including Canada. Net sales per unit for fiscal year 2016 increased approximately 5.5% to $70,878 compared to fiscal year 2015, primarily driven by year over year price increases and our increased mix of larger model sales, which carry a higher average selling price, and increased demand for optional features and trailers, partially offset by our Australian operations, which carry a lower average selling price per unit. Net sales per unit for our U.S. segment, which includes our international business other than Australia, increased approximately 6.8% to $73,637 for fiscal year 2016 as compared to fiscal year 2015. The increase was primarily driven by higher prices on new model year product, the increased mix of larger model sales, and increased demand for optional features and trailers, partially offset by increased discount activity on, among others, international sales to offset the impact of negative foreign currency fluctuations on sales prices attributable to a strengthened U.S. dollar and increased sales of our Axis brand which carry a lower average selling price than our Malibu brand.
Cost of sales for fiscal year 2016 increased $18.0 million, or 10.7%, to $186.1 million compared to fiscal year 2015. The increase in cost of sales was due primarily to increased volumes driven by higher throughput at our U.S. operations and the addition of our Australian business in the second quarter of fiscal year 2015. Cost of sales per unit for our U.S. operations on a stand-alone basis increased approximately 6.9% for fiscal year 2016 compared to fiscal year 2015, driven by the mix of larger model sales, which have higher material content and labor hours, and the extension of our warranty period of coverage from three to five years for model year 2016, offset by lower trailer cost per unit created from manufacturing efficiencies.
Gross profit for fiscal year 2016 increased $6.4 million, or 10.6%, compared to fiscal year 2015. The increase in gross profit resulted primarily from higher volumes. Gross margin for fiscal year 2016 was unchanged at 26.4% compared to fiscal year 2015 as gains associated with our mix of larger model sales, demand-driven increase in optional features and trailers, higher prices on new model year products and production efficiencies around trailer manufacturing, were offset by increased discount activity, particularly in international markets due to the impact of a strengthened U.S. dollar on sales prices, and the impact of inclusion of our Australian business where margins have been under pressure from the strength of the U.S. dollar.

Exhibit 99.1

Selling and marketing expense for fiscal year 2016 increased $0.5 million, or 6.7%, to $7.5 million compared to fiscal year 2015 primarily due to increased event sponsorship. General and administrative expense for fiscal year 2016 increased $1.4 million, or 7.3%, to $21.3 million compared to fiscal year 2015, largely due to the $3.3 million charge related to a jury verdict rendered against us in the Marine Power litigation, higher payroll related expenses attributed to higher headcount, stock compensation costs, and operating expenses attributable to a full year of activity at our Australian operations, offset by decreases in offering and acquisition related costs. Amortization expense for fiscal year 2016 decreased $0.3 million, or 11.3%, to $2.2 million, primarily due to the full amortization in the first quarter of fiscal year 2015 of our dealer relationship intangible acquired in 2006, offset by amortization attributable to intangible assets acquired in the acquisition of our Australian licensee in October 2014.
Operating income for fiscal year 2016 increased to $35.9 million from operating income of $31.2 million for fiscal year 2015. Net income for fiscal year 2016 decreased 12.5% to $20.3 million, and net income margin decreased to 8.0% from 10.1% for fiscal year 2015. Adjusted EBITDA for fiscal year 2016 increased 10.5% to $48.2 million, and Adjusted EBITDA margin remained unchanged at 19.1%.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss the fourth quarter of fiscal year 2016 results today, September 7, 2016, at 8:30 a.m. Eastern Daylight Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #66215498. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Malibu Boats is a leading designer, manufacturer and marketer of performance sport boats, with the #1 market share position in the United States since 2010. The Company has two brands of performance sport boats, Malibu and Axis Wake Research (Axis). Since inception in 1982, the Company has been a consistent innovator in the powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statement in this press release regarding the expected demand and acceptance for our new model year 2017 offerings, including our 21 VLX.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: general industry, economic and business conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful introduction of our new products, and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Exhibit 99.1

Use and Definition of Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Fully Distributed Net Income. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including management fees and expenses, certain professional fees, litigation related expenses, acquisition and integration related expenses, non-cash compensation expense, and offering related expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow management to evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods, capital structure and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all units (“LLC Units”) in Malibu Boats Holdings, LLC (the “LLC”) into shares of Class A Common Stock, which results in the elimination of non-controlling interest in the LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes (assuming no income attributable to non-controlling interests) at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc., before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member owner exchanges of LLC Units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this release, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and of our net income attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income is provided under "Reconciliation of Non-GAAP Financial Measures".

Investor Contacts

Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478

Zac Lemons
Investor Relations
(865) 458-5478

Exhibit 99.1

InvestorRelations@MalibuBoats.com

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)
(In thousands, except share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2016	2015	2016	2015
Net sales	$66,680	$60,716	$252,965	$228,621
Cost of sales	48,855	44,441	186,145	168,192
Gross profit	17,825	16,275	66,820	60,429
Operating expenses:
Selling and marketing	1,477	1,681	7,475	7,007
General and administrative	7,975	2,719	21,256	19,809
Amortization	548	551	2,185	2,463
Operating income	7,825	11,324	35,904	31,150
Other income (expense):
Other	12	—	76	1,650
Interest expense	(957)	(682)	(3,884)	(954)
Other income (expense)	(945)	(682)	(3,808)	696
Net income before benefit for income taxes	6,880	10,642	32,096	31,846
Income tax provision	2,790	3,067	11,801	8,663
Net income	4,090	7,575	20,295	23,183
Net income attributable to non-controlling interest	486	1,923	2,253	8,522
Net income attributable to Malibu Boats, Inc.	$3,604	$5,652	$18,042	$14,661

Comprehensive income:
Net income	$4,090	$7,575	$20,295	$23,183
Other comprehensive loss:
Change in cumulative translation adjustment	(427)	(1,223)	(390)	(2,081)
Other comprehensive loss	(427)	(1,223)	(390)	(2,081)
Comprehensive income	3,663	6,352	19,905	21,102
Less: comprehensive income attributable to non-controlling interest	435	1,612	2,214	7,757
Comprehensive income attributable to Malibu Boats, Inc.	$3,228	$4,740	$17,691	$13,345

Weighted average shares outstanding used in computing net income per share:
Basic	17,833,079	16,189,417	17,934,580	15,732,531
Diluted	17,864,428	16,198,780	17,985,427	15,741,018
Net income available to Class A Common Stock per share:
Basic	$0.21	$0.35	$1.01	$0.93
Diluted	$0.20	$0.35	$1.00	$0.93

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	June 30, 2016	June 30, 2015
Assets
Current assets
Cash	$25,921	$8,387
Trade receivables, net	14,690	9,482
Inventories, net	20,431	20,393
Prepaid expenses and other current assets	2,707	1,370
Income tax receivable	965	—
Total current assets	64,714	39,632
Property and equipment, net	17,813	14,946
Goodwill	12,470	12,665
Other intangible assets, net	11,703	13,995
Deferred tax assets [1]	113,798	118,974
Other assets	32	102
Total assets	$220,530	$200,314
Liabilities
Current liabilities
Current maturities of long-term debt	$8,000	$6,500
Accounts payable	16,158	9,151
Accrued expenses	19,055	14,135
Income tax and distribution payable	427	784
Payable pursuant to tax receivable agreement, current portion	4,189	2,969
Total current liabilities	47,829	33,539
Deferred tax liabilities	685	872
Other liabilities	1,136	275
Payable pursuant to tax receivable agreement, less current portion	89,561	93,501
Long-term debt, less current maturities	63,086	70,842
Total liabilities	202,297	199,029

Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 17,690,874 shares issued and outstanding as of June 30, 2016; 17,858,726 shares issued and outstanding as of June 30, 2015	176	178
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 23 shares issued and outstanding as of June 30, 2016; 24 shares issued and outstanding as of June 30, 2015	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2016; no shares issued and outstanding as of June 30, 2015	—	—
Additional paid in capital [1]	44,151	45,529
Accumulated other comprehensive loss	(2,471)	(2,081)
Accumulated deficit	(28,302)	(46,239)
Total stockholders' equity (deficit) attributable to Malibu Boats, Inc.	13,554	(2,613)
Non-controlling interest	4,679	3,898
Total stockholders’ equity [1]	18,233	1,285
Total liabilities and equity	$220,530	$200,314

1 During the fourth quarter of fiscal year 2016, we identified an error related to the understatement of deferred tax assets and paid in capital attributable to a book to tax difference in our investment in the LLC. Consequently, we have revised the historical consolidated financial information presented herein as of June 30, 2015. The error correction resulted in an increase in deferred tax assets of $12,556 and an increase by the same amount in additional paid in capital on the audited consolidated balance sheet as of June 30, 2015 and within the statement of stockholders' equity for the year ending June 30, 2015.

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin:
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2016	2015	2016	2015
Net income	$4,090	$7,575	$20,295	$23,183
Income tax provision	2,790	3,067	11,801	8,663
Interest expense	957	682	3,884	954
Depreciation	890	636	3,339	2,427
Amortization	548	551	2,185	2,463
Professional fees and Nautique litigation settlement [1]	489	(414)	1,111	2,654
Marine Power litigation [2]	3,268	—	3,268	—
Acquisition and integration related expenses [3]	—	10	401	1,676
Stock-based compensation expense [4]	483	336	1,947	1,467
Offering related expenses [5]	—	(567)	—	161
Adjusted EBITDA	$13,515	$11,876	$48,231	$43,648
Adjusted EBITDA Margin	20.3%	19.6%	19.1%	19.1%

(1)
Represents legal and advisory fees related to our refinancing activities and legal expenses associated with our litigation with Pacific Coast Marine Windshields, Ltd. (“PCMW”) and Nautique Boat Company, Inc. (“Nautique”), offset by the portion of the $2.3 million settlement received from Nautique for past infringement claims under the Nautique Settlement Agreement entered into on February 6, 2015.

(2)	Represents a one-time charge related to a jury verdict rendered against us in connection with a lawsuit by Marine Power, a former engine supplier, on August 18, 2016.
(3)
Represents legal and advisory fees as well as integration related costs incurred in connection with acquisition activities, including our acquisition of Malibu Boats Pty. Ltd. completed on October 23, 2014.

(4)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(5)	Includes legal and advisory costs incurred in connection with our equity offerings and equity tender offer completed in fiscal year 2015. There were no such offerings for fiscal year 2016.

Exhibit 99.1

Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income:
The following table sets forth a reconciliation of net income attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income for the periods presented (dollars in thousands, except per share data):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2016	2015	2016	2015
Net income attributable to Malibu Boats, Inc.	$3,604	$5,652	$18,042	$14,661
Income tax provision	2,790	3,067	11,801	8,663
Professional fees and Nautique litigation settlement [1]	489	(414)	1,111	2,654
Marine Power litigation [2]	3,268	—	3,268	—
Acquisition and integration related expenses [3]	—	10	401	1,676
Fair value adjustment for interest rate swap [4]	178	—	863	—
Stock-based compensation expense [5]	483	336	1,947	1,467
Offering related expenses [6]	—	(567)	—	161
Net income attributable to non-controlling interest [7]	486	1,923	2,253	8,522
Fully distributed net income before income taxes	11,298	10,007	39,686	37,804
Income tax expense on fully distributed income before income taxes [8]	4,011	3,552	14,089	13,420
Adjusted Fully Distributed Net Income	$7,287	$6,455	$25,597	$24,384

Adjusted Fully Distributed Net Income per share of Class A Common Stock [9]:
Basic	$0.38	$0.32	$1.32	$1.11
Diluted	$0.38	$0.32	$1.32	$1.11

Shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income [10]:
Basic	19,313,636	19,904,403	19,390,357	21,926,801
Diluted	19,313,636	19,904,403	19,390,357	21,926,801

(1)
Represents legal and advisory fees related to our refinancing activities and legal expenses associated with our litigation with PCMW and Nautique, offset by the portion of the $2.3 million settlement received from Nautique for past infringement claims under the Nautique Settlement Agreement entered into on February 6, 2015.

(2)	Represents a one-time charge related to a jury verdict rendered against us in connection with a lawsuit by Marine Power, a former engine supplier, on August 18, 2016.
(3)
Represents legal and advisory fees as well as integration related costs incurred in connection with acquisition activities, including our acquisition of Malibu Boats Pty. Ltd. completed on October 23, 2014.

(4)	Represents the change in the fair value of our interest rate swap entered into on July 1, 2015.
(5)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(6)	Includes legal and advisory costs incurred in connection with our equity offerings and equity tender offer completed in fiscal year 2015. There were no such offerings for fiscal year 2016.
(7)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(8)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 35.5% for fourth quarters and fiscal years ended June 30, 2016 and 2015, assuming the conversion of all LLC Units into shares of Class A Common Stock and the tax impact of excluding offering related expenses. The estimated normalized annual effective income tax rate is based on the federal statutory rate plus a blended state rate adjusted for deductions under Section 199 of the Internal Revenue Code of 1986, as amended, and foreign income taxes attributable to our Australian based subsidiary.

(9)	Adjusted fully distributed net income divided by the shares of Class A Common Stock outstanding in (10) below.
(10)
Represents the weighted average shares outstanding during the applicable period calculated as (i) the weighted average shares outstanding during the applicable period of Class A Common Stock, (ii) the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one-for-one basis and (iii) the weighted average fully vested restricted stock units outstanding during the applicable period that were convertible into Class A Common Stock and granted to directors for their services.